UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2010
Ardea Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-33734	94-3200380

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4939 Directors Place San Diego, California (Address of principal executive offices)	92121 (Zip Code)
Registrant’s telephone number, including area code: (858) 652-6500
Not applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)
     On February 8, 2010, our Board of Directors (the “Board”) elected Felix J. Baker, Ph.D to serve as a member of the Board. Currently, Dr. Baker has not been named to serve on any committees of the Board.
     Pursuant to the terms of our automatic grant program for our non-employee directors under our 2004 Stock Incentive Plan, Dr. Baker was granted an option to purchase 25,000 shares of our common stock in connection with his election to the Board. The option was issued pursuant to our 2004 Stock Incentive Plan and has an exercise price equal to $14.52 per share, the closing sales price of our common stock as reported on the Nasdaq Global Market for Monday, February 8, 2010. The option vests in equal monthly installments over three years following the date of grant. The option is immediately exercisable in whole, but the unvested portion thereof is subject to a right of repurchase in favor of the Company. The option has a term of ten years beginning from the date of grant.
     In exchange for his service on the Board, Dr. Baker will also receive annual cash compensation totaling $20,000. This amount will be paid in equal quarterly installments, the first payment of which will be pro-rated to reflect his intra-quarter appointment to the Board.
     Dr. Baker and Ardea will enter into our standard form of indemnification agreement. We are not aware of any transaction involving Ardea and Dr. Baker requiring disclosure under Item 404(a) of Regulation S-K.
     The press release dated February 9, 2010 announcing the election of Dr. Baker is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1	Press release of Ardea Biosciences, Inc. dated February 9, 2010.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDEA BIOSCIENCES, INC.
Date: February 9, 2010	/s/ CHRISTIAN WAAGE
Christian Waage
General Counsel

INDEX TO EXHIBITS

99.1	Press release of Ardea Biosciences, Inc. dated February 9, 2010.